Exhibit 99.1

CPI Card Group Inc. Reports Third Quarter 2023 Results

Date: November 7, 2023

Third Quarter Net Sales Decreased 15% to $106 Million; Net Income Decreased 68% to $4 Million; Adjusted EBITDA Decreased 25% to $21 Million

First Nine Months Net Sales Decreased 2%; Net Income Decreased 12%; Adjusted EBITDA Decreased 1%

Company Updates 2023 Outlook; Announces $20 Million Share Repurchase Authorization

Littleton, CO. November 7, 2023 -- CPI Card Group Inc. (Nasdaq: PMTS) (“CPI” or the “Company”), a payment technology company and leading provider of credit, debit, and prepaid solutions, today reported financial results for the third quarter ended September 30, 2023 and updated its financial outlook for 2023.

As anticipated, third quarter sales and earnings declined compared to prior year levels, with net sales decreasing 15% to $105.9 million, net income decreasing 68% to $3.9 million and Adjusted EBITDA decreasing 25% to $21.2 million. Sales declines reflect cautious spending and inventory rationalization by certain customers and were also impacted by comparisons with the 2022 third quarter, when the Company posted net sales growth of 25%.

“We believe the card production market has been affected by cautious customer spending due to a variety of factors, including a focus on managing inventory levels following robust purchases in a challenging supply-chain environment last year,” said Scott Scheirman, President and Chief Executive Officer. “Although the production side of the market has been relatively softer, card issuance to end users has continued to grow and we believe the long-term growth trends for the industry remain intact.”

The Company expects fourth quarter sales and Adjusted EBITDA to be similar to the third quarter levels as customer demand remains lower than anticipated and new sales initiatives are not expected to significantly impact the current year. As a result, the Company’s updated full year outlook for 2023 projects mid-single digit declines for both net sales and Adjusted EBITDA, with Free Cash Flow projected to be approximately double the 2022 level.

The Company believes long-term growth trends for the U.S. card market remain strong, led by consumer card growth, widespread adoption of eco-focused cards and the ongoing conversion to contactless cards. Based on figures released by the networks, Visa and Mastercard® U.S. debit and credit cards in circulation increased at a compound annual growth rate of 10% for the three-year period ending June 30, 2023.

The Company also announced that its Board of Directors approved a $20 million share repurchase authorization, expiring December 31, 2024.

Scheirman added, “We believe repurchasing our shares is a great investment for our shareholders, as the Company is well-positioned for the future with innovative, high-quality products and services and strong customer focus.”

CPI is a top payment solutions provider in the U.S. serving thousands of banks, credit unions and fintechs. The Company is a leader in the U.S. markets for eco-focused payment cards, personalization and Software-as-a-Service-based instant issuance solutions for small and medium U.S. financial institutions and retail prepaid debit card solutions, and maintains longstanding customer relationships.

2023 Business Highlights

●	A leading provider of eco-focused payment card solutions in the U.S. market, with more than 100 million eco-focused cards sold since launch in late 2019.
●	A leading provider of Software-as-a-Service-based instant issuance solutions in the U.S., with more than 15,000 Card@Once® installations across more than 2,000 financial institutions.
●	Financial position improvement, with the outstanding balance on the Company’s 8.625% Senior Secured Notes reduced by $17 million in the first nine months of the year through open market repurchases and a Net Leverage Ratio of 2.9x at September 30, 2023.

Third Quarter 2023 Financial Highlights

Net sales decreased 15% year-over-year to $105.9 million in the third quarter of 2023.

●	Debit and Credit segment net sales decreased 16% to $83.8 million, primarily due to volume declines in eco-focused and other contactless cards and contact cards. Services sales increased due to growth in Card@Once® instant issuance solutions processing fees.
●	Prepaid Debit segment net sales decreased 12% to $22.3 million, primarily due to timing of sales between quarters.

Third quarter gross profit decreased 25% to $36.2 million and gross profit margin was 34.1%, which compared to 38.9% in the prior year third quarter.

Third quarter income from operations decreased 45% to $13 million; net income decreased 68% to $3.9 million, or $0.33 diluted earnings per share; and Adjusted EBITDA decreased 25% to $21.2 million. Income from operations, net income and Adjusted EBITDA declines were driven by the sales decrease, partially offset by lower operating expenses. The net income decrease was also impacted by a higher effective tax rate compared to prior year, partially offset by lower interest expense. Income from operations and net income were negatively impacted by approximately $3 million of pre-tax operating expenses related to executive retention, which are not included in Adjusted EBITDA.

Year-to-date 2023 Financial Highlights

Net sales decreased 2% year-over-year to $341.7 million in the first nine months of 2023.

●	Debit and Credit segment net sales decreased 2% to $279 million, primarily due to volume declines in eco-focused contactless cards compared to strong orders in 2022 and lower contact card sales, partially offset by increases in sales of other contactless cards and services related to card personalization and Card@Once® instant issuance solutions.
●	Prepaid Debit segment net sales decreased 1% to $63.3 million.

Year-to-date gross profit decreased 6% to $120.1 million and gross profit margin was 35.1%, which compared to 36.7% in the prior year.

Year-to-date income from operations decreased 10% to $51.1 million; net income decreased 12% to $21.3 million, or $1.79 diluted earnings per share; and Adjusted EBITDA decreased 1% to $69.6 million. Income from operations, net income and Adjusted EBITDA declines were driven by lower net sales, partially offset by lower operating expenses, while the net income decline also reflects a higher effective tax rate, partially offset by lower interest expense. Income from operations and net income were negatively impacted by approximately $4 million of pre-tax operating expenses related to executive retention, which are not included in Adjusted EBITDA.

Balance Sheet, Liquidity and Cash Flow

The Company generated cash flow from operating activities of $22.3 million in the first nine months of the year, which compared to $11.7 million in the prior year period, and Free Cash Flow of $16.2 million, which compared to a usage of $2.7 million in the first nine months of 2022. The increase in cash generation compared to the prior year was driven by working capital improvement.

As of September 30, 2023, cash and cash equivalents was $10.5 million. There were $268 million of 8.625% Senior Secured Notes due 2026 and $8 million of borrowings from the ABL revolving credit facility outstanding at quarter-end. The Company retired $17 million of notes during the first nine months of 2023, utilizing cash balances and revolving credit facility proceeds.

The Company’s capital structure and allocation priorities are to maintain ample liquidity; invest in the business, including strategic acquisitions; deleverage the balance sheet; and return funds to stockholders.

“We are managing operating expenses tightly as we deal with the softer customer demand in 2023,” said Jeff Hochstadt, Chief Financial Officer of CPI. “We are also keenly focused on optimizing working capital to generate strong free cash flow improvement in 2023.”

Outlook

The Company projects the following full-year outlook for 2023:

●	Net sales to decline mid-single digits (previous outlook: flat to low single-digit growth)
●	Adjusted EBITDA to decline mid-single digits (previous outlook: mid-to-high single-digit growth)
●	Free Cash Flow to be approximately double the 2022 level (previous outlook: more than double the 2022 level)
●	Net Leverage Ratio of approximately 3x (previous outlook: 2.5x to 3x)

Conference Call and Webcast

CPI Card Group Inc. will hold a conference call on November 7, 2023 at 9:00 a.m. Eastern Time (ET) to review its third quarter results. To participate in the Company's conference call via telephone or online:

U.S. dial-in number (toll-free): 888-330-3573

International: 646-960-0677

Conference ID: 8062733

Webcast Link: CPI Q3 Webcast or at https://investor.cpicardgroup.com

Participants are advised to login for the webcast 10 minutes prior to the scheduled start time.

A replay of the conference call will be available until November 21, 2023 at:

U.S. dial-in number (toll free): 800-770-2030

International: 647-362-9199

Conference ID: 8062733

A webcast replay of the conference call will also be available on CPI Card Group Inc.’s Investor Relations web site: https://investor.cpicardgroup.com

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (“GAAP”), we have provided the following non-GAAP financial measures in this release, all reported on a continuing operations basis: EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, LTM Adjusted EBITDA and Net Leverage Ratio. These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis between fiscal periods. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies. Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit E to this press release.

Adjusted EBITDA

Adjusted EBITDA is presented on a continuing operations basis and is defined as EBITDA (which represents earnings before interest, taxes, depreciation and amortization) adjusted for litigation; stock-based compensation expense; estimated sales tax expense; restructuring and other charges, including severance and executive retention; loss on debt extinguishment; foreign currency gain or loss; and other items that are unusual in nature, infrequently occurring or not considered part of our core operations, as set forth in the reconciliation in Exhibit E. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, unusual or non-recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations; or (g) the impact of any discontinued operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-operating, unusual or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses represent the reduction of cash that could be used for other purposes. Adjusted EBITDA margin percentage as shown in Exhibit E is computed as Adjusted EBITDA divided by total net sales.

We define LTM Adjusted EBITDA as Adjusted EBITDA (defined previously) for the last twelve months. LTM Adjusted EBITDA is used in the computation of Net Leverage Ratio, and is reconciled in Exhibit E.

Free Cash Flow

We define Free Cash Flow as cash flow provided by (used in) operating activities less capital expenditures. We use this metric in analyzing our ability to service and repay our debt. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt. Free Cash Flow should not be considered in isolation, or as a substitute for, cash (used in) provided by operating activities or any other measures of liquidity derived in accordance with GAAP.

Financial Expectations for 2023

We have provided Adjusted EBITDA expectations for 2023 on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled or cannot be reliably predicted because they are not part of the Company’s routine activities, any of which could be significant.

Net Leverage Ratio

Management and various investors use the ratio of debt principal outstanding, plus finance lease obligations, less cash, divided by LTM Adjusted EBITDA, or “Net Leverage Ratio”, as a measure of our financial strength when making key investment decisions and evaluating us against peers.

About CPI Card Group Inc.

CPI Card Group is a payment technology company providing a comprehensive range of credit, debit, and prepaid card solutions, complementary digital solutions, and Software-as-a-Service (SaaS) instant issuance. With a focus on building personal relationships and earning trust, we help our customers navigate the constantly evolving world of payments, while delivering innovative solutions that spark connections and support their brands. We serve clients across industry, size, and scale through our team of experienced, dedicated employees and our network of high-security production and card services facilities located in the United States. CPI is committed to exceeding our customers’ expectations, transforming our industry, and enhancing the way people pay every day. Learn more at www.CPIcardgroup.com.

Forward-Looking Statements

Certain statements and information in this release (as well as information included in other written or oral statements we make from time to time) may contain or constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements, including statements about our strategic initiatives and market opportunities, are based on our current expectations and beliefs concerning future developments and their potential effect on us and other information currently available. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.

These risks and uncertainties include, but are not limited to: a deterioration in general economic conditions, including inflationary conditions and resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products; the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business; adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions; a disruption or other failure in our supply chain, including as a result of the Russia-Ukraine or other foreign conflicts and with respect to single source suppliers, or the failure or inability of suppliers to comply with our code of conduct or contractual requirements, or political unrest in countries in which our suppliers operate, resulting in increased costs and inability to pass those costs on to our customers and extended production lead times and difficulty meeting customers’ delivery expectations; our failure to retain our existing customers or identify and attract new customers; our status as an accelerated filer and complying with Section 404 of the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder; our failure to maintain effective internal control over financial reporting; our inability to recruit, retain and develop qualified personnel, including key personnel; the potential effects of COVID-19 and responses thereto on our business, including our supply chain, customer demand, workforce, operations; system security risks, data protection breaches and cyber-attacks; interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely; our inability to develop, introduce and commercialize new products; our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness; the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies; disruptions in production at one or more of our facilities; defects in our software; environmental, social and governance preferences and demands of various stakeholders and our ability to conform to such preferences and demands and to comply with any related regulatory requirements; the effects of climate change, negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks; disruptions in production due to weather conditions, climate change, political instability or social unrest; our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software; our limited ability to raise capital; problems in production quality, materials and process; costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses or unclaimed property, as well as potential new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions; our inability to successfully execute on our divestitures or acquisitions; our inability to realize the full value of our long-lived assets; costs relating to product defects and any related product liability and/or warranty claims; our inability to renew licenses with key technology licensors; the highly competitive, saturated and consolidated nature of our marketplace; the effects of restrictions, delays or interruptions in our ability to source raw materials and components used in our products from foreign countries; the effects on the global economy of the ongoing military action by Russia in Ukraine and other foreign conflicts; costs and potential liabilities associated with compliance or failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security; new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner; quarterly variation in our operating results; our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards; our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes; risks associated with the majority stockholders’ ownership of our stock; potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our majority stockholders; the influence of securities analysts over the trading market for and price of our common stock; failure to meet the continued listing standards of the Nasdaq Global Market; the impact of stockholder activism or securities litigation on the trading price and volatility of our common stock; certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our majority stockholders to change the composition of our board of directors; our ability to comply with a wide variety of complex laws and regulations and the exposure to liability for any failure to comply; the effect of legal and regulatory proceedings; and other risks that are described in Part I, Item 1A – Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 8, 2023, in Part II, Item 1A – Risk Factors of this Quarterly Report on Form 10-Q and our other reports filed from time to time with the SEC.

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date hereof. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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For more information:

CPI encourages investors to use its investor relations website as a way of easily finding information about the Company. CPI promptly makes available on this website the reports that the Company files or furnishes with the SEC, corporate governance information and press releases.

CPI Card Group Inc. Investor Relations:

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc. Earnings Release Supplemental Financial Information

Exhibit A	Condensed Consolidated Statements of Operations and Comprehensive Income - Unaudited for the three and nine months ended September 30, 2023 and 2022

Exhibit B	Condensed Consolidated Balance Sheets – Unaudited as of September 30, 2023 and December 31, 2022

Exhibit C	Condensed Consolidated Statements of Cash Flows - Unaudited for the nine months ended September 30, 2023 and 2022

Exhibit D	Segment Summary Information – Unaudited for the three and nine months ended September 30, 2023 and 2022

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three and nine months ended September 30, 2023 and 2022

EXHIBIT A

CPI Card Group Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales:
Products	$55,689	$71,606	$195,425	$208,867
Services	50,174	52,971	146,250	140,442
Total net sales	105,863	124,577	341,675	349,309
Cost of sales:
Products (exclusive of depreciation and amortization shown below)	37,540	42,702	124,828	128,851
Services (exclusive of depreciation and amortization shown below)	29,574	31,190	89,192	85,625
Depreciation and amortization	2,597	2,245	7,584	6,564
Total cost of sales	69,711	76,137	221,604	221,040
Gross profit	36,152	48,440	120,071	128,269
Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	21,783	23,403	64,734	67,335
Depreciation and amortization	1,408	1,592	4,286	4,454
Total operating expenses	23,191	24,995	69,020	71,789
Income from operations	12,961	23,445	51,051	56,480
Other expense, net:
Interest, net	(6,714)	(7,323)	(20,235)	(22,334)
Other expense, net	(53)	(63)	(245)	(474)
Total other expense, net	(6,767)	(7,386)	(20,480)	(22,808)
Income before income taxes	6,194	16,059	30,571	33,672
Income tax expense	(2,337)	(4,149)	(9,318)	(9,609)
Net income	$3,857	$11,910	$21,253	$24,063

Basic and diluted earnings per share:
Basic earnings per share	$0.34	$1.06	$1.86	$2.14
Diluted earnings per share	$0.33	$1.01	$1.79	$2.05

Basic weighted-average shares outstanding	11,432,794	11,265,767	11,418,372	11,259,655
Diluted weighted-average shares outstanding	11,827,816	11,788,921	11,861,868	11,730,668

Comprehensive income:
Net income	$3,857	$11,910	$21,253	$24,063
Total comprehensive income	$3,857	$11,910	$21,253	$24,063

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$10,473	$11,037
Accounts receivable, net	67,546	80,583
Inventories, net	74,080	68,399
Prepaid expenses and other current assets	8,747	7,551
Total current assets	160,846	167,570
Plant, equipment, leasehold improvements and operating lease right-of-use assets, net	62,643	57,178
Intangible assets, net	15,088	17,988
Goodwill	47,150	47,150
Other assets	6,388	6,780
Total assets	$292,115	$296,666
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$16,876	$24,371
Accrued expenses	27,967	40,070
Deferred revenue and customer deposits	787	3,571
Total current liabilities	45,630	68,012
Long-term debt	272,669	285,522
Deferred income taxes	7,920	6,808
Other long-term liabilities	22,616	18,401
Total liabilities	348,835	378,743
Commitments and contingencies
Series A Preferred Stock; $0.001 par value—100,000 shares authorized; 0 shares issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Stockholders’ deficit:
Common stock; $0.001 par value—100,000,000 shares authorized; 11,453,549 and 11,390,355 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	11	11
Capital deficiency	(104,275)	(108,379)
Accumulated earnings	47,544	26,291
Total stockholders’ deficit	(56,720)	(82,077)
Total liabilities and stockholders’ deficit	$292,115	$296,666

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities
Net income	$21,253	$24,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	8,970	8,118
Amortization expense	2,900	2,900
Stock-based compensation expense	4,431	2,928
Amortization of debt issuance costs and debt discount	1,397	1,449
Loss on debt extinguishment	243	395
Deferred income taxes	1,112	1,192
Other, net	(156)	437
Changes in operating assets and liabilities:
Accounts receivable	12,988	(14,862)
Inventories	(5,806)	(13,916)
Prepaid expenses and other assets	422	1,501
Income taxes, net	(1,616)	(1,577)
Accounts payable	(7,805)	(440)
Accrued expenses and other liabilities	(13,283)	(3,208)
Deferred revenue and customer deposits	(2,784)	2,733
Cash provided by operating activities	22,266	11,713
Investing activities
Capital expenditures for plant, equipment and leasehold improvements, net	(6,076)	(14,440)
Other	183	95
Cash used in investing activities	(5,893)	(14,345)
Financing activities
Principal payments on Senior Notes	(16,954)	(20,000)
Principal payments on ABL Revolver	(10,000)	(10,000)
Proceeds from ABL Revolver	13,000	35,000
Payments on debt extinguishment and other	(327)	(1,093)
Proceeds from finance lease financing	—	2,074
Payments on finance lease obligations	(2,655)	(2,457)
Cash (used in) provided by financing activities	(16,936)	3,524
Effect of exchange rates on cash	(1)	(68)
Net (decrease) increase in cash and cash equivalents	(564)	824
Cash and cash equivalents, beginning of period	11,037	20,683
Cash and cash equivalents, end of period	$10,473	$21,507
Supplemental disclosures of cash flow information
Cash paid (refunded) during the period for:
Interest	$25,307	$27,026
Income taxes paid	$9,994	$10,859
Income taxes refunded	$(25)	$(449)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$2,641	$816
Financing leases	$6,989	$7,783
Accounts payable and accrued expenses for capital expenditures for plant, equipment and leasehold improvements	$977	$1,781

EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months Ended September 30, 2023 and 2022
(dollars in thousands)
(Unaudited)

Net Sales
	Three Months Ended September 30,
	2023	2022	$ Change	% Change
Net sales by segment:
Debit and Credit	$83,780	$99,512	$(15,732)	(15.8)%
Prepaid Debit	22,335	25,335	(3,000)	(11.8)%
Eliminations	(252)	(270)	18	* %
Total	$105,863	$124,577	$(18,714)	(15.0)%
* Calculation not meaningful

	Nine Months Ended September 30,
	2023	2022	$ Change	% Change
Net sales by segment:
Debit and Credit	$278,959	$285,708	$(6,749)	(2.4)%
Prepaid Debit	63,286	64,010	(724)	(1.1)%
Eliminations	(570)	(409)	(161)	* %
Total	$341,675	$349,309	$(7,634)	(2.2)%

Gross Profit
	Three Months Ended September 30,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$28,381	33.9%	$38,071	38.3%	$(9,690)	(25.5)%
Prepaid Debit	7,771	34.8%	10,369	40.9%	(2,598)	(25.1)%
Total	$36,152	34.1%	$48,440	38.9%	$(12,288)	(25.4)%

	Nine Months Ended September 30,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Gross profit by segment:
Debit and Credit	$99,603	35.7%	$104,389	36.5%	$(4,786)	(4.6)%
Prepaid Debit	20,468	32.3%	23,880	37.3%	(3,412)	(14.3)%
Total	$120,071	35.1%	$128,269	36.7%	$(8,198)	(6.4)%

Income from Operations
	Three Months Ended September 30,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$20,791	24.8%	$29,418	29.6%	$(8,627)	(29.3)%
Prepaid Debit	6,631	29.7%	9,109	36.0%	(2,478)	(27.2)%
Other	(14,461)	* %	(15,082)	* %	621	(4.1)%
Total	$12,961	12.2%	$23,445	18.8%	$(10,484)	(44.7)%

	Nine Months Ended September 30,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
Income (loss) from operations by segment:
Debit and Credit	$75,898	27.2%	$78,847	27.6%	$(2,949)	(3.7)%
Prepaid Debit	17,936	28.3%	20,393	31.9%	(2,457)	(12.0)%
Other	(42,783)	* %	(42,760)	* %	(23)	0.1%
Total	$51,051	14.9%	$56,480	16.2%	$(5,429)	(9.6)%

EBITDA
	Three Months Ended September 30,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$23,086	27.6%	$31,675	31.8%	$(8,589)	(27.1)%
Prepaid Debit	7,304	32.7%	9,638	38.0%	(2,334)	(24.2)%
Other	(13,477)	* %	(14,094)	* %	617	(4.4)%
Total	$16,913	16.0%	$27,219	21.8%	$(10,306)	(37.9)%

	Nine Months Ended September 30,
	2023	% of Net Sales	2022	% of Net Sales	$ Change	% Change
EBITDA by segment:
Debit and Credit	$82,733	29.7%	$85,042	29.8%	$(2,309)	(2.7)%
Prepaid Debit	19,938	31.5%	22,101	34.5%	(2,163)	(9.8)%
Other	(39,995)	* %	(40,119)	* %	124	(0.3)%
Total	$62,676	18.3%	$67,024	19.2%	$(4,348)	(6.5)%

Reconciliation of Income (loss) from
Operations by Segment to EBITDA by Segment
	Three Months Ended September 30, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$20,791	$6,631	$(14,461)	$12,961
Depreciation and amortization	2,322	675	1,008	4,005
Other expenses	(27)	(2)	(24)	(53)
EBITDA	$23,086	$7,304	$(13,477)	$16,913

	Three Months Ended September 30, 2022
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$29,418	$9,109	$(15,082)	$23,445
Depreciation and amortization	2,271	529	1,037	3,837
Other expenses	(14)	—	(49)	(63)
EBITDA	$31,675	$9,638	$(14,094)	$27,219

	Nine Months Ended September 30, 2023
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$75,898	$17,936	$(42,783)	$51,051
Depreciation and amortization	6,836	2,003	3,031	11,870
Other expenses	(1)	(1)	(243)	(245)
EBITDA	$82,733	$19,938	$(39,995)	$62,676

	Nine Months Ended September 30, 2022
	Debit and Credit	Prepaid Debit	Other	Total
EBITDA by segment:
Income (loss) from operations	$78,847	$20,393	$(42,760)	$56,480
Depreciation and amortization	6,202	1,711	3,105	11,018
Other expenses	(7)	(3)	(464)	(474)
EBITDA	$85,042	$22,101	$(40,119)	$67,024

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
EBITDA and Adjusted EBITDA:
Net income	$3,857	$11,910	$21,253	$24,063
Interest, net	6,714	7,323	20,235	22,334
Income tax expense	2,337	4,149	9,318	9,609
Depreciation and amortization	4,005	3,837	11,870	11,018
EBITDA	$16,913	$27,219	$62,676	$67,024

Adjustments to EBITDA:
Stock-based compensation expense	$2,600	$966	$4,431	$2,928
Sales tax expense (1)	—	22	35	74
Restructuring and other charges (2)	1,672	—	2,229	—
Loss on debt extinguishment (3)	25	—	243	395
Foreign currency loss	28	64	2	79
Subtotal of adjustments to EBITDA	$4,325	$1,052	$6,940	$3,476
Adjusted EBITDA	$21,238	$28,271	$69,616	$70,500
Net income margin (% of Net sales)	3.6%	9.6%	6.2%	6.9%
Net income growth (% Change 2023 vs. 2022)	(67.6)%		(11.7)%
Adjusted EBITDA margin (% of Net sales)	20.1%	22.7%	20.4%	20.2%
Adjusted EBITDA growth (% Change 2023 vs. 2022)	(24.9)%		(1.3)%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Free Cash Flow:
Cash provided by operating activities	$11,944	$19,861	$22,266	$11,713
Capital expenditures for plant, equipment and leasehold improvements, net	518	(6,261)	(6,076)	(14,440)
Free Cash Flow	$12,462	$13,600	$16,190	$(2,727)

(1)	Represents estimated sales tax (benefit) expense relating to a contingent liability due to historical activity in certain states where it is probable that the Company will be subject to sales tax plus interest and penalties.
(2)	The 2023 amount represents accrued executive retention to be paid in 2024.
(3)	The Company redeemed a portion of the 8.625% Senior Secured Notes through the third quarters of 2023 and 2022 and expensed the associated portion of the unamortized deferred financing costs.

	Last Twelve Months Ended
	September 30,	December 31,
	2023	2022
Reconciliation of net income to LTM EBITDA and Adjusted EBITDA:
Net income	$33,730	$36,540
Interest, net	27,517	29,616
Income tax expense	12,316	12,607
Depreciation and amortization	15,738	14,886
EBITDA	$89,301	$93,649

Adjustments to EBITDA:
Stock-based compensation expense	$4,982	$3,479
Sales tax (benefit) expense(1)	(21)	18
Restructuring and other charges (2)	2,229	—
Loss on debt extinguishment (3)	322	474
Foreign currency loss	6	83
Subtotal of adjustments to EBITDA	$7,518	$4,054
LTM Adjusted EBITDA	$96,819	$97,703

	As of
	September 30,	December 31,
	2023	2022
Calculation of Net Leverage Ratio:
Senior Notes	$267,897	$285,000
ABL revolver	8,000	5,000
Finance lease obligations	15,027	10,697
Total debt	290,924	300,697
Less: Cash and cash equivalents	(10,473)	(11,037)
Total net debt (a)	$280,451	$289,660
LTM Adjusted EBITDA (b)	$96,819	$97,703
Net Leverage Ratio (a)/(b)	2.9	3.0